EXHIBIT 99.1

ENGlobal Reports Second Quarter 2015 Results

HOUSTON, Aug. 6, 2015 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and automation services, today announced its financial results for the second quarter ended June 27, 2015.

HIGHLIGHTS OF CONTINUING OPERATIONS:

  Revenue of $21.1 million,
  Gross profit margin of 21.9%
  Net income of $0.03 per diluted share

Revenues in the second quarter of 2015 were $21.1 million, a decrease of 22.5% from $27.2 million in the prior year period. ENGlobal reported net income of $1 million, or $0.03 per diluted share, for the quarter ended June 27, 2015, compared to net income of $1.6 million, or $0.06 per diluted share, for the quarter ended June 28, 2014. During the quarter ended June 27, 2015, the Company incurred non-cash expenses for depreciation, amortization and stock compensation of $0.5 million as compared to $0.7 million for the same period in 2014.

Management's Assessment

Mark Hess, ENGlobal's Chief Financial Officer, said: "We are pleased to report today's profitable results—which I'm proud to say represents six consecutive profitable quarters. ENGlobal's profit margins remain respectable given the current environment, and our available capital has improved over the last year. The Company continues to maintain a healthy cash balance and working capital of $25.4 million, and we have no borrowings under our current credit facility."

"ENGlobal's response to the current energy marketplace has been to increase our efforts in developing new business," said William Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. "While we are excited about several new opportunities and client relationships that this internal process has produced, it also appears to be a great time to consider strategic acquisitions."

The following table illustrates the composition of the Company's revenue and profitability for its operations for the three months ended June 27, 2015 and June 28, 2014:

	Quarter Ended				Quarter Ended
(in thousands)	June 27, 2015				June 28, 2014
		% of	Gross	Operating		% of	Gross	Operating
Segment	Total	Total	Profit	Profit	Total	Total	Profit	Profit
	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$ 12,931	61.4%	16.0%	10.3%	$ 12,629	46.5%	18.5%	10.9%
Automation	8,122	38.6%	31.2%	24.1%	14,541	53.5%	23.8%	18.8%
Consolidated	$ 21,053	100.0%	21.9%	5.0%	$ 27,170	100.0%	21.3%	5.7%

The following table presents certain balance sheet items as of June 27, 2015 and June 28, 2014:

(in thousands)	As of June 27, 2015	As of June 28, 2014
Cash	$ 9,315	$ 4,060
Working capital	25,446	17,981
Credit facility balance	--	--

The Company's Quarterly Report on Form 10-Q for the quarter ended June 27, 2015 will be filed with the Securities and Exchange Commission today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the effect of economic downturns and the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; (2) our ability to execute to our internal performance plans such as our post-divestiture outlook, productivity improvement and cost containment initiatives; (3) our ability to attract and retain key professional personnel; (4) our ability to retain existing customers and attract new customers; (5) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (6) our ability to identify, consummate and integrate potential acquisitions; (7) our reliance on third-party subcontractors and equipment manufacturers; (8) our ability to sustain profitability and positive cash flow from operations; (9) our ability to comply with the terms of our new credit facility; (10) operational and political risks in Russia and Kazakhstan along the Caspian Sea; (11) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations; and (12) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT: Mark A. Hess
         (281) 878-1040
         ir@ENGlobal.com